As filed with the Securities and Exchange Commission on February 22, 2012

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Voyager Oil & Gas, Inc.

(Exact name of registrant as specified in its charter)

Montana	77-0639000
(State of incorporation)	(IRS Employer Identification No.)

2718 Montana Ave., Suite 220 Billings, Montana 59101	59101
(Address of Principal Executive Offices)	(Zip Code)

Voyager Oil & Gas, Inc. 2011 Equity Incentive Plan

(Full title of the plan)

Mitchell R. Thompson

Chief Financial Officer

Voyager Oil & Gas, Inc.

2718 Montana Ave., Suite 220

Billings, Montana 59101

(406) 245-4901

(Name, address and telephone number, Including
area code, of agent for service)

Copy to: Kirk Tucker Thompson & Knight LLP 333 Clay Street, Suite 3300 Houston, Texas 77002 (713) 654-8111

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $0.001 par value per share	5,000,000 shares	$2.89	$14,450,000	$1,655.97
(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also include such additional indeterminate number of shares of common stock as may become issuable under the applicable plan as a result of stock splits, stock dividends, recapitalizations or similar transactions.
(2)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and (h)(1) under the Securities Act of 1933, as amended, on the basis of the average of the high and low prices of the common stock of Registrant reported on the NYSE Amex for February 16, 2012.

INTRODUCTION

Voyager Oil & Gas, Inc. (“Voyager,” “we,” “us” or “our”) is filing this Registration Statement with the U.S. Securities and Exchange Commission (the “Commission”) for the purpose of registering 5,000,000 shares of our common stock, par value $0.001 per share, for issuance under the Voyager Oil & Gas, Inc. 2011 Equity Incentive Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

_______________________________

* The documents containing the information specified in this Part I of Form S-8 will be sent or given to employees as specified by Commission Rule 428(b)(1).  Such documents need not be filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424.  These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THIS REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission are hereby incorporated by reference into this Registration Statement and are made a part hereof:

•	our annual report on Form 10-K for the year ended December 31, 2010;
•	our quarterly reports on Form 10-Q for the quarterly periods ended March 31, 2011, June 30, 2011 and September 30, 2011;
•	our current reports on Form 8-K and Form 8-K/A, filed with the Commission on January 11, 2011, February 1, 2011, February 7, 2011, February 8, 2011, February 14, 2011, February 28, 2011, June 2, 2011, June 15, 2011, September 27, 2011, October 7, 2011, October 11, 2011; and February 15, 2012; and
•	the description of our common stock set forth in our registration statement on Form 8-A/A filed pursuant to Section 12 of the Exchange Act on June 3, 2011, including subsequent amendment(s) or report(s) filed for the purpose of updating that description.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing), at no cost, by writing to us at the following address or calling the following number:

Voyager Oil & Gas, Inc.

2718 Montana Ave., Suite 220

Billings, Montana

(406) 245-4901

Attention: Mitchell R. Thompson

Item 4.	Description of Securities.

Not applicable.

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Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Sections 35-1-451 through 35-1-459 of the Montana Business Corporation Act (“MBCA”) contain specific provisions relating to indemnification of directors and officers of Montana corporations. In general, the statute provides that (i) a corporation must indemnify a director or officer who is wholly successful in his or her defense of a proceeding to which he or she is a party because of his or her status as such, unless limited by the articles of incorporation, and (ii) a corporation may indemnify a director or officer if he or she is not wholly successful in such defense, if it is determined as provided in the statute that the director meets a certain standard of conduct, provided that when a director is liable to the corporation, the corporation may not indemnify him or her. The statute also permits a director or officer of a corporation who is a party to a proceeding to apply to the courts for indemnification or advance of expenses, unless the articles of incorporation provide otherwise, and the court may order indemnification or advancement of expenses under certain circumstances set forth in the statute. The statute further provides that a corporation may in its articles of incorporation, bylaws or by resolution provide indemnification in addition to that provided by statute, subject to certain conditions set forth in the statute.

Our Articles of Incorporation provide, among other things, that the personal liability of our directors and officers for monetary damages shall be eliminated to the fullest extent permitted by the MBCA. Our Bylaws provide that we shall indemnify our directors and officers to the fullest extent not prohibited by law, including indemnification for payments in settlement of actions brought against a director or officer in our name. We also currently carry directors and officers liability insurance.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Reference is made to the Exhibit Index for a detailed list of exhibits filed as a part hereof.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Billings, State of Montana, on February 22, 2012.

VOYAGER OIL & GAS, INC.

By:  /s/ James Russell (J.R.) Reger

James Russell (J.R.) Reger

Chief Executive Officer

POWER OF ATTORNEY

     Each person whose signature appears below hereby constitutes and appoints James Russell (J.R.) Reger and Mitchell R. Thompson, and each of them, their true and lawful attorneys-in-fact and agents with full power of substitution, for them and in their name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James Russell (J.R.) Reger James Russell (J.R.) Reger	Chief Executive Officer and Director (principal executive officer)	February 22, 2012
/s/ Mitchell R. Thompson Mitchell R. Thompson	Chief Financial Officer; Director (principal financial officer and principal accounting officer)	February 22, 2012
/s/ Lyle Berman Lyle Berman	Director; Chairman of the Board	February 22, 2012
/s/ Joseph Lahti Joseph Lahti	Director	February 22, 2012
/s/ Myrna Patterson McLeroy Myrna Patterson McLeroy	Director	February 22, 2012
/s/ Loren J. O'Toole II Loren J. O'Toole II	Director	February 22, 2012
/s/ Josh Sherman Josh Sherman	Director	February 22, 2012

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INDEX TO EXHIBITS

Exhibit No.	Description
4.1	Voyager Oil & Gas, Inc. 2011 Equity Incentive Plan, (filed as Exhibit 10.1 to Registrant’s quarterly report on Form 10-Q filed August 8, 2011, and incorporated herein by reference).
5.1*	Opinion of Thompson & Knight LLP
5.2*	Opinion of Moulton Bellingham PC
23.1*	Consent of Mantyla McReynolds LLC, Independent Registered Public Accounting Firm
23.2*	Consent of Thompson & Knight LLP (included in Exhibit 5.1)
23.3*	Consent of Moulton Bellingham PC (included in Exhibit 5.2)
24.1*	Power of Attorney (included in Part II as a part of the signature page of the Registration Statement).

__________

* Filed herewith.

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